Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-102288 and 333-92491) pertaining to the Stock Option plans of Ellomay Capital Ltd. and on Form F-3 (File Nos. 333-144171, 333-115826, 333-114428, 333-47842 and 333-92493) of Ellomay Capital Ltd. our report dated April 5, 2012, with respect to the consolidated financial statements of Ellomay Capital Ltd. and its subsidiaries included in this Annual Report on Form 20-F for the year ended December 31, 2011.

/s/ Somekh Chaikin Somekh Chaikin Certified Public Accountants (Isr). Member firm of KPMG International Tel-Aviv, Israel April 5, 2012